EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release:  May 9, 2008
Central Vermont Reports First Quarter Earnings

▪	Consolidated earnings of $5.9 million, or 56 cents per diluted share
▪	2.30 percent retail rate increase effective Feb. 1
▪	$0.4 million increase in utility operating income
▪	$2.5 million increase in equity in earnings of affiliates
▪	Reaffirms guidance for 2008 at $1.50 to $1.60 per share

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported first quarter 2008 consolidated earnings of $5.9 million, or 56 cents per diluted share of common stock, compared to $5.7 million, or 55 cents per diluted share of common stock, for the same period last year.

"We continue to make progress on improving our financial metrics while providing among the lowest rates in the region," President Bob Young said.  "We also continue extensive planning on Vermont's energy future, examining a number of possible new energy supplies and developing options for CVPS and the state as a whole.  This is critical to CVPS and the state of Vermont, so we will continue to work collaboratively with the state and other utilities to develop a power portfolio that is as clean and affordable as possible. The solid financial underpinnings we are developing are key to that effort."

First quarter 2008 results compared to 2007
Operating revenues increased $4.5 million due to increased resale sales and other operating revenues, offset by a slight reduction in retail sales revenues.  Resale sales revenues increased $3.9 million resulting from excess power available for resale and higher average prices.  Other operating revenues increased $0.7 million from the sale of transmission rights.  Retail revenues decreased $0.1 million due to a 3.9 percent decrease in retail sales volume offset by the 2.30 percent rate increase in February 2008 and customer usage mix.

Purchased power expense increased $0.6 million due to increased output from Independent Power Producers and increased purchases of Vermont Yankee plant output at higher rates.  These were partially offset by decreased short-term purchases and decreased deliveries from Hydro-Quebec.

Other operating expenses increased $4.5 million, including a $2.2 million increase in transmission expense resulting from higher costs from Vermont Transco LLC ("Transco") for its capital projects, and overall transmission expansion in New England.  The remaining $2.3 million increase resulted from higher service restoration costs, employee-related costs and professional service fees.

Equity in earnings from affiliates increased $2.5 million due to the $53 million investment that we made in Vermont Transco LLC ("Transco") in December 2007.  Other factors affecting first quarter 2008 results included a $1.0 million decrease in other income, net largely due to a decline in the cash surrender value of variable life insurance policies in trust to fund a supplemental employee retirement plan, and a $0.7 million increase in interest expense resulting from a $53 million short-term note.

2008 Financial Guidance
As previously disclosed, CV anticipates 2008 earnings in the range of $1.50 to $1.60 per diluted share. As part of a rate agreement approved by the Vermont Public Service Board, the company's allowed rate of return is capped at 10.71 percent effective February 1, 2008, down slightly from 10.75 percent.

Webcast
CV will host an earnings teleconference and webcast on May 12, 2008 beginning at 10 a.m. EDT.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "Q1 2008 Central Vermont Public Service Earnings Conference Call" link on the investor relations section of the company's website at www.cvps.com. An audio archive of the call will be available at approximately 4 p.m. EST at the same location or by dialing 1-888-286-8010 and entering passcode 99738746.

About CV
CV is Vermont's largest electric utility, serving more than 158,000 customers statewide.  CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
Today the company filed its first-quarter 2008 Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section.  Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Reconciliation of Earnings Per Diluted Share
First quarter 2008 versus first quarter 2007

2007 Earnings per diluted share	$0.55

Higher operating revenues	0.25
Higher equity in earnings of affiliates	0.14
Higher purchased power expense	(0.04)
Higher transmission expense	(0.12)
Higher other operating expenses	(0.13)
Other	(0.09)

2008 Earnings per diluted share	$0.56

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended
	March 31,
	2008	2007
Condensed income statement
Operating revenues:
Retail sales	$75,406	$75,541
Resale sales	13,502	9,607
Other	2,316	1,548
Total operating revenues	91,224	86,696
Operating expenses:
Purchased power - affiliates and other	42,906	42,260
Other operating expenses	40,027	35,535
Income tax expense	1,859	2,838
Total operating expense	84,792	80,633
Utility operating income	6,432	6,063
Other income:
Equity in earnings of affiliates	4,185	1,702
Other, net	(524)	491
Income tax expense	(1,425)	(526)
Total other income	2,236	1,667
Interest expense	2,760	2,024
Net income	5,908	5,706
Dividends declared on preferred stock	92	92
Earnings available for common stock	$5,816	$5,614

Per common share data
Earnings per share of common stock - basic	$0.57	$0.55
Earnings per share of common stock - diluted	$0.56	$0.55

Average shares of common stock outstanding - basic	10,275,505	10,135,481
Average shares of common stock outstanding - diluted	10,377,034	10,240,602

Dividends declared per share of common stock	$0.46	$0.46
Dividends paid per share of common stock	$0.23	$0.23

Supplemental financial statement data
Balance sheet
Investments in affiliates	$96,427	$39,572
Total assets	$549,922	$506,909
Notes Payable	$63,800	$10,800
Common stock equity	$191,313	$181,424
Long-term debt (excluding current portions)	$112,950	$115,950

Cash Flows
Cash and cash equivalents at beginning of period	$3,803	$2,799
Cash provided by operating activities	$11,222	$13,160
Cash used for investing activities	$(7,282)	$(5,166)
Cash used for financing activities	$(1,378)	$(2,011)
Cash and cash equivalents at end of period	$6,365	$8,782

Refer to our first-quarter 2008 Form 10-Q for additional information.